Exhibit 10.1
EXECUTION COPY
STOCK PURCHASE AGREEMENT
By and Among
WOODLAWN PIPELINE COMPANY, INC.
as the Company,
LANTERN RESOURCES, L.P.,
and
DAVID P. DEISON,
as the Sellers
and
PRISM GAS SYSTEMS I, L.P.,
as the Purchaser
April 27, 2007

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Table of Contents
(continued)

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Table of Contents
(continued)

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Escrow Agreement
Exhibit C	Non-Competition Agreement
LIST OF SCHEDULES

Schedule 1.6(a)	Agreed Upon Procedures for Working Capital Calculation
Schedule 2.2	Title to Company Shares
Schedule 3.4	Noncontravention
Schedule 3.7	Undisclosed Liabilities
Schedule 3.8	Absence of Certain Changes
Schedule 3.9	Material Contracts
Schedule 3.10	Litigation
Schedule 3.11	Compliance with Laws and Court Orders
Schedule 3.12(a)	Company Intellectual Property
Schedule 3.12(b)	Licensed Intellectual Property
Schedule 3.13	Insurance Coverage
Schedule 3.14	Employment Matters
Schedule 3.15	Employee Benefit Matters
Schedule 3.17	Tax Matters
Schedule 3.18	Environmental Matters
Schedule 3.18(c)	Environmental Investigations
Schedule 3.18(d)	Hazardous Substances
Schedule 3.18(e)	Inactive or Discontinued Operations on Real Property
Schedule 3.19	Letters of Credit; Bank Accounts
Schedule 3.20(a)	Owned Real Property
Schedule 3.20(b)	Leased Real Property
Schedule 3.22	Accounts Receivable
Schedule 5.1(d)	Capital Expenditures
Schedule 6.7	Excluded Assets

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STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 27, 2007, is entered into by and among (i) Prism Gas Systems I, L.P., a Texas limited partnership (“Purchaser”), (ii) Woodlawn Pipeline Company, Inc., a Texas corporation (the “Company”) and (iii) Lantern Resources, L.P., a Texas limited partnership, and David P. Deison (each a “Seller” and collectively, the “Sellers”).
RECITALS
     WHEREAS, Sellers are the owners of those shares of capital stock of the Company listed opposite their names on Schedule 2.2 attached hereto (collectively, the “Company Shares”);
     WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the Company Shares, in each case on the terms and conditions set forth herein; and
     WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.
AGREEMENT
     NOW, THEREFORE, in consideration of these recitals and the respective representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
PURCHASE AND SALE; CLOSING
     Section 1.1 Purchase and Sale of Stock. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing, Purchaser will purchase from each Seller, and each Seller will severally sell to Purchaser, the Company Shares listed opposite each Seller’s name on Schedule 2.2 attached hereto.
     Section 1.2 Purchase Price; Escrow Amount.
     (a) The aggregate purchase price for the Company Shares (the “Purchase Price”) shall equal $30,200,000, (i) plus (or minus, to the extent a negative number) an amount equal to Working Capital as of the Effective Date, (ii) minus the Wells Fargo Payment Amount, and (iii) minus the Escrow Amount. The Purchase Price shall be divided among Sellers in proportion to the number of Company Shares sold to Purchaser by each of them as provided in Section 1.1 (subject to such adjustments as shall be made with the consent of each Seller affected thereby). The Purchase Price, as adjusted pursuant to this Section 1.2, shall be payable in cash at Closing in immediately available funds to the accounts specified in writing by the Sellers at least 48 hours prior to Closing.

     (b) Purchaser shall pay by wire transfer of immediately available funds to Wells Fargo Bank, N.A., at closing an amount equal to all outstanding obligations owed by the Company to Wells Fargo Bank, N.A. (the “Wells Fargo Payment Amount”). Such funds shall be wired to the account specified in writing by the Sellers at least 48 hours prior to Closing.
     (c) $250,000 of the Purchase Price (the “Escrow Amount”) shall be placed in escrow pursuant to the terms of the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit B. The Agreement shall provide that the funds shall relate to the remediation, to the reasonable satisfaction of the Purchaser, of all deficiencies in the plant and field compressor permits listed on Schedule 3.11. In the event that the cost of the remediation of such deficiencies is less than the Escrow Amount, upon completion of such remediation, the difference between the cost expended by the Purchaser to undertake such remediation, including all fees, fines and expenses of advisors and counsel, and the Escrow Amount shall be released to Sellers. The parties have agreed that the Sellers will continue to supervise the activities of the third party consultant, Crowther & Associates, Austin, Texas, retained by the Company to obtain the necessary plant and field compressor air quality permits listed in Schedule 3.11 from the Texas Commission on Environmental Quality; provided however, that Sellers must consult with and obtain the prior consent of Purchaser (which consent may not unreasonably be withheld) in connection with each step in the permit remediation process before the TCEQ. All expenses of remediation will be submitted by the Sellers to the Purchaser and paid under the terms of the Escrow Agreement.
     Section 1.3 Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of the Purchaser at 10:00 a.m. C.D.T., on the date that is the later of, (i) May 2, 2007, or (ii) two (2) Business Days following the satisfaction or waiver of all conditions to closing in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the parties may agree in writing. The date and time on which the Closing actually takes place is referred to herein as the “Closing Date”. Upon consummation, the closing shall be deemed to be effective for financial and accounting purposes as of the close of business on the Effective Date.
     Section 1.4 Pre-Closing Deliveries. No later than three (3) Business Days prior to the Closing Date, Sellers shall deliver to Purchaser a statement setting forth the Company’s good faith estimate of (i) the Working Capital as of the Effective Date (the “Estimated Working Capital”), (ii) the Wells Fargo Payment Amount and (iii) the Purchase Price (the “Estimated Purchase Price”), and a reasonably detailed computation of such estimates, including an estimated consolidated balance sheet for the Company as of the Effective Date, supporting schedules, including, without limitation, accounting reconciliations for cash, accounts receivable and accounts payable, and other relevant information, in each case prepared in accordance with the Company’s historical method of accounting on a basis consistent with the December 31, 2006 balance sheet included in the Financial Statements in a manner agreed to by the parties that fairly presents the assets, liabilities and equity of the Company as of the Effective Date. Purchaser shall be entitled to conduct a timely review of such information and to provide good faith, reasonable objections to any such calculations not later than one (1) Business Day prior to the Closing Date. Subject to resolution of any such good faith, reasonable objections, the Estimated Purchase Price shall be paid at Closing and shall be subject to further adjustment post-Closing as provided in Section 1.6.
     Section 1.5 Closing Deliveries.
     (a) At the Closing, Sellers or the Company will deliver to Purchaser:
     (i) certificate(s) representing the Company Shares, which certificate(s) shall be duly endorsed in blank (or accompanied by duly executed stock powers);
     (ii) a certificate of non-foreign status executed by each Seller in compliance with U.S. Treasury Regulation Section 1.1445-2(b)(2);
     (iii) certificates, dated the Closing Date, executed by each Seller and the Company and certifying the matters set forth in Section 7.2(d);
     (iv) duly executed copies of all consents and approvals required for the consummation of the transactions contemplated by this Agreement, including, without limitation, the consents listed on Schedule 3.4;
     (v) certified copies of resolutions of the general partner of Lantern Resources, L.P. authorizing the transactions contemplated by this Agreement;
     (vi) duly executed resignations of all officers and directors of the Company;
     (vii) non-competition agreements in the form attached hereto as Exhibit C (the “Non-Competition Agreements”) duly executed by each of Richard C. Coe, H. Douglas Coe, Jr., Barbara Anne Coe and W. Philip Coe;
     (viii) the Amendments to the Star Compression Contracts pursuant to Section 6.5, duly executed by Star;
     (ix) the Consulting Agreement pursuant to Section 6.6, duly executed by Joe Baugh; and
     (x) such other documents to be delivered by Sellers as may be required by this Agreement or reasonably requested by Purchaser.
     (b) At the Closing, Purchaser will deliver to Sellers:
     (i) the Purchase Price, as adjusted, in accordance with Section 1.2;
     (ii) a certificate, dated the Closing Date, executed by Purchaser and certifying the matters set forth in Section 7.3(c);

     (iii) certified copies of resolutions of the general partner of the Purchaser authorizing the transactions contemplated by this Agreement;
     (iv) the Non-Competition Agreements duly executed by the Purchaser;
     (v) Amendments to the Star Agreements pursuant to Section 6.5, duly executed by the Purchaser;
     (vi) the Letter of Credit; and
     (vii) such other documents to be delivered by Purchaser as may be required by this Agreement or reasonably requested by Sellers.
     Section 1.6 Adjustment of the Purchase Price.
          (a) As promptly as practicable, but not later than 45 Business Days after the Closing Date, Purchaser will cause to be prepared and delivered to Sellers an actual balance sheet of the Company as of the close of business on the Effective Date (the “Closing Balance Sheet”) and a certificate based on such Closing Balance Sheet setting forth the Purchaser’s good faith calculation of the Working Capital as of the Effective Date. The Closing Balance Sheet shall (x) fairly present the assets, liabilities and equity of the Company as of the Effective Date in accordance with the Company’s historical method of accounting applied on a basis consistent with those used in the preparation of the December 31, 2006 balance sheet included in the Financial Statements, and (y) include line items substantially consistent with those in such December 31, 2006 balance sheet; and (z) shall be prepared in the manner agreed to by the parties set forth in Schedule 1.6(a).
          (b) If Sellers disagree with Purchaser’s calculation of the Working Capital delivered pursuant to Section 1.6(a), Sellers may, within 10 Business Days after delivery of the documents referred to in Section 1.6(a), deliver a notice to Purchaser disagreeing with such calculation which specifies Sellers’ calculation of such amount and, in reasonable detail, Sellers’ grounds for such disagreement.
          (c) If a notice of disagreement shall be duly delivered pursuant to this Section 1.6, Purchaser and Sellers shall, during the 15 Business Days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Working Capital, which amount shall not be less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 1.6(a) nor more than the amount thereof shown in Sellers’ calculation delivered pursuant to Section 1.6(b). If during such period, Purchaser and Sellers are unable to reach such agreement, they shall promptly thereafter cause the audit group of a nationally recognized “Big 4” accounting firms, or another mutually acceptable accounting firm, that does not provide tax or audit services to Purchaser, the Company or any Seller (the “Accounting Referee”) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Working Capital. Each party shall set forth in writing its estimate of the Working Capital referred to the Accounting Referee for resolution and the Accounting Referee shall, as promptly as practicable, be required to select the position of either one party or the other party with respect to the Working Capital and to communicate such selection to both parties. The costs of the Accounting Referee shall be borne entirely by the party which does not have its position selected by the Accounting Referee. The determination of the Accounting Referee shall be final, conclusive and binding on the parties and shall be enforceable in any court having jurisdiction.
          (d) Purchaser and Sellers agree that they will, and cause their respective independent accountants to and the Company to, cooperate and assist in the preparation of the Closing Balance Sheet, the calculation of the Working Capital and, if applicable, the reviews referred to in this Section 1.6, including making available, to the extent necessary, books, records, work papers and personnel of the Company.
          (e) If the Estimated Working Capital exceeds the Final Working Capital (as defined below), Sellers shall pay to Purchaser, as an adjustment to the Purchase Price, in the manner and with the interest as provided in Section 1.6(f), the amount of such excess. If the Final Working Capital exceeds the Estimated Working Capital, then Purchaser shall pay to Sellers as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 1.6(f), the amount of such excess. The “Final Working Capital” means the Working Capital as of the Effective Date (i) as shown in Purchaser’s calculation delivered pursuant to Section 1.6(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 1.6(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Sellers, or (B) in the absence of such agreement, as determined by the Accounting Referee pursuant to Section 1.6(c); provided that in no event shall the Final Working Capital be less than Purchaser’s calculation of the Working Capital delivered pursuant to Section 1.6(a) or more than Sellers’ calculation of the Working Capital delivered pursuant to Section 1.6(b).
          (f) Any payment pursuant to Section 1.6(e) shall be made within five days after the Final Working Capital has been determined (x) in the case of payments made by Purchaser, by delivery by Purchaser of immediately available funds, or (y) in the case of payments made by Sellers, by delivery from Sellers (pro rata from each Seller in accordance with the percentages of prior ownership of the stock of the Company) in immediately available funds. Payments made pursuant to Section 1.6(e) shall bear cash interest at the rate of 6% per annum from the Closing Date to the date of payment.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers have delivered to Purchaser the Disclosure Schedules to this Agreement referred to in this Article II. Each Seller, jointly and severally, represents and warrants to Purchaser that, except as otherwise set forth in the Disclosure Schedules, the following statements are true and correct as of the date hereof (except that any representation and warranty that is made as of a specific date need only be true as of such date):
     Section 2.1 Authorization.
(a) David P. Deison has the full capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by David P. Dieson and, assuming that this Agreement has been duly executed and delivered by Purchaser, this Agreement constitutes the valid and binding obligation of David P. Deison, enforceable against him in accordance with its terms, except as such enforcement may be limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
(b) Lantern Resources, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the state of its formation. Lantern Resources, L.P. has the full limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Lantern Resources, L.P. and, assuming that this Agreement has been duly executed and delivered by Purchaser, this Agreement constitutes the valid and binding obligation of Lantern Resource, L.P., enforceable against it in accordance with its terms, except as such enforcement may be limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
     Section 2.2 Title to Company Shares. Each Seller owns beneficially and of record the number of Company Shares listed on Schedule 2.2 opposite such Seller’s name under the heading “Number of Shares,” free and clear of any Liens, other than those described on Schedule 2.2. Except as set forth on Schedule 2.2, there are no restrictions on or agreements with respect to the voting rights of such Seller’s Company Shares, including, without limitation, any proxies or voting trusts. Upon the delivery of and payment for the Company Shares at the Closing as provided for in this Agreement, Purchaser will receive good and valid title to such Seller’s Company Shares, free and clear of any Lien, other than (i) Liens created by or resulting from the actions of Purchaser or any of its Affiliates or (ii) restrictions under applicable securities laws and under any legend reflecting the limitations set forth in Section 4.5.
     Section 2.3 Governmental Authorization. The execution, delivery and performance by such Sellers of this Agreement and the consummation of the transactions contemplated hereby require no action, notice, filing, authorization, consent, waiver or approval by or in respect of, a Governmental Authority.
     Section 2.4 Noncontravention. The execution, delivery and performance by such Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law; (ii) except as disclosed in Schedule 3.4, require any authorization, consent, waiver, or approval, or other action by any Person under, constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract, lease, license, instrument, decree, judgment or other arrangement binding upon the Company, or (iii) result in the creation or imposition of any Lien, except for any Permitted Liens.
     Section 2.5 Brokers; Advisors. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the services of any Person acting on behalf of such Seller in such manner as to give rise to any valid claim against Purchaser or the Company for any brokerage or finder’s commission or similar compensation, or any legal, accounting or other professional advisory fees.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company has delivered to Purchaser the Disclosure Schedules to this Agreement referred to in this Article III. The Company represents and warrants to Purchaser that, except as otherwise set forth on the Disclosure Schedules, the following statements are true and correct as of the date hereof (except that any representations and warranties that are made as of a specific date need only be true as of such date):
     Section 3.1 Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, and it has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, lease, and operate all properties and assets now owned, leased or operated by it. The Company is duly qualified to do business as a foreign Person and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 3.2 Company Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s powers and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company.
     Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action, notice, filing, authorization, consent, waiver or approval by or in respect of, a Governmental Authority.
     Section 3.4 Noncontravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the Organizational Documents of the Company, (ii) violate any Applicable Law that is material to the Business or the Company’s assets; (iii) except as disclosed in Schedule 3.4, require any authorization, consent, waiver, or approval, or other action by any Person under, constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract, lease, license, instrument, decree, judgment or other arrangement binding upon the Company, or (iv) result in the creation or imposition of any Lien, except for any Permitted Liens.
     Section 3.5 Capitalization of the Company; Subsidiaries.
     (a) The Company. The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock no par value each, of which, as of the date hereof, 1,000 shares are issued and outstanding. The Company Shares held by Sellers constitute all of the outstanding capital stock of the Company. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

     (b) Agreements with Respect to Company Capital Stock. There are no (i) preemptive or similar rights on the part of any holder of any class of securities of the Company; (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating the Company to issue or sell, or cause to be issued and sold, any shares of Common Stock or any securities convertible into or exchangeable for any such shares; (iii) stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party relating to the voting, purchase, redemption or other acquisition of any shares of Common Stock; or (iv) outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company.
     (c) Organizational Documents. The Company has provided Purchaser with true and complete copies of the Organizational Documents of the Company.
     (d) Subsidiaries; Investments. The Company has no Subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any Person.
     Section 3.6 Financial Statements. The Company has made available to Purchaser true and complete copies of unaudited financial statements of the Company for the fiscal years ended December 31, 2006 and 2005 (collectively, the “Financial Statements”), which are attached as a part of Schedule 3.6. The Financial Statements (including the related notes and schedules) fairly present the financial condition and results of operations of the Company as of the dates and for the periods presented, and have been prepared in accordance with the Company’s historical method of accounting consistent with past practice.
     Section 3.7 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.7 , as of the date hereof and as of the Closing Date, the Company does not have any material debts, liabilities or obligations of any kind or character (whether fixed, contingent, existing or inchoate), except for (i) debts, liabilities and obligations reflected on the Latest Balance Sheet, (ii) continuing obligations under contracts, and (iii) debts, liabilities and obligations incurred by the Company in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and in compliance with the provisions set forth in Sections 3.8 and 5.1.
     Section 3.8 Absence of Certain Changes. Except as disclosed in Schedule 3.8 or as expressly contemplated by this Agreement, since December 31, 2006, the business of the Company has been conducted in the ordinary course consistent with past practices and since December 31, 2006 there has not been:
     (a) a Material Adverse Effect;
     (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company;
     (c) any repurchase, redemption or other acquisition by the Company of any outstanding capital stock or other securities of the Company;

     (d) any amendment of any material term of any outstanding security of the Company, or any issuance of additional equity securities or grant of any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for equity securities;
     (e) any incurrence, creation, renewal, assumption or guarantee by the Company of any (i) indebtedness for borrowed money, (ii) capitalized lease arrangement, (iii) hedging transactions, or (iv) operating lease arrangements, in any case other than in the ordinary course of business consistent with past practices and in all cases, not in excess of $100,000 in the aggregate;
     (f) any making of any loan, advance or capital contributions to, or investment in, any Person other than loans, advances or capital contributions to or investments made in the ordinary course of business consistent with past practices;
     (g) any (i) amendment of the articles or certificate of incorporation or bylaws of the Company, (ii) recapitalization, reorganization, liquidation or dissolution of the Company or (iii) merger or other business combination involving the Company;
     (h) any commencement or termination by the Company of any line of business;
     (i) any transaction or commitment made, including any capital expenditure or any contract or agreement entered into by the Company relating to its assets or business, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;
     (j) any material change in any method of accounting or accounting practice by the Company;
     (k) any (i) increase in the salary, wages or other compensation of any officer, employee or consultant of the Company whose annual salary is, or after giving effect to such change would be, $20,000 or more, (ii) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company (or any amendment to any such existing agreement), (iii) grant of any severance or termination pay to any director, officer or employee of the Company (iv) change in compensation or other benefits payable to any director, officer or employee of the Company to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices, or (v) any adoption, entering into or becoming bound by any employee benefit plan, employment-related contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any employee benefit plan, employment-related contract or collective bargaining agreement, except to the extent required by Applicable Law;
     (l) any (i) change in accounting method, (ii) closing agreement (as defined in Section 7121 of the Code) or settlement of a material Tax liability entered into that affects the Company, (iii) sale or other disposition of assets that is subject to the installment method or has been treated as an open transaction, (iv) change in a Tax election, or (v) amendment to a Tax Return filed by the Company;
     (m) any transfer, assignment or encumbrance of any material asset of the Company, other than the Permitted Liens;
     (n) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any material asset of the Company in an amount exceeding $10,000 individually or $50,000 in the aggregate;
     (o) any capital expenditure in excess of $100,000 in the aggregate in the case of all capital expenditures, other than for capital expenditures related to projects set forth on Schedule 3.8;
     (p) any other transaction involving or development affecting the Purchased Assets outside the ordinary course of business consistent with past practice; or
     (q) any entering into a contract or committing to do or engage in any of the foregoing after the date hereof.
     Section 3.9 Material Contracts.
     (a) Schedule 3.9 discloses any agreements, contracts, plans, leases, arrangements or commitments binding upon the Company that provide for the payment or delivery of assets or services, with obligations that could result in payments of amounts in excess of $100,000 on an annual basis. Schedule 3.9 also discloses (i) any agreement pursuant to which the Company is entitled to, or required to provide, indemnification to or from a third party including, without limitation, with respect to breached representations or warranties, breached covenants and/or environmental matters or conditions, and (ii) whether any indemnification claims have been asserted or are contemplated thereunder, including with respect to asserted claims, the disposition of such claims. Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section 3.9(a) is referred to herein as a “Material Contract”.
     (b) The Company has furnished or made available to Purchaser complete and correct copies of the Material Contracts listed on Schedule 3.9, as in effect on the date hereof. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default under any Material Contract, and each Material Contract is in full force and effect as to the Company, and to the Knowledge of the Company, as to each other party thereto. The Company has not received any written notice of any material default under any Material Contract that has not been cured or any other termination notice with respect thereto.
     Section 3.10 Litigation. Except as disclosed on Schedule 3.10, there is no action, claim, suit, investigation or proceeding pending against, or to the Knowledge of the Company,

threatened against or affecting the Company or any of its properties before any court or arbitrator or any governmental body, agency or official.
     Section 3.11 Compliance with Laws and Court Orders. Except as set forth in Schedule 3.11, the Company is not in violation of, or has not received any written notice of any violation of, or to the Knowledge of the Company, is under investigation with respect to or has been threatened to be charged with any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree. Schedule 3.11 lists all permits and licenses held by the Company with respect to the operation of the business and there are no other permits or licenses required to own and operate the business of the Company in the manner in which the business is currently owned and operated (collectively, “Permits”).
     Section 3.12 Intellectual Property. The Company owns, or otherwise has the right to use pursuant to license, sublicense, agreement or otherwise, all items of Intellectual Property required in connection with the operation of the Business as presently conducted. To the Knowledge of the Company, no third party is infringing on any material Intellectual Property owned by the Company, and no third party has asserted in writing that the Company is infringing on the Intellectual Property of such third party.
     (a) Schedule 3.12(a) contains a list of all registrations and applications for registration and other material owned Intellectual Property included in the Company Intellectual Property.
     (b) Schedule 3.12(b) sets forth a list of (i) all agreements as to which the Company is a party and pursuant to which any Person is authorized to use any material Company Intellectual Property and (ii) all agreements to which the Company is a party and pursuant to which the Company has a license or right to use Intellectual Property of a third party.
     (c) No Company Intellectual Property or, to the Knowledge of the Company, any Intellectual Property licensed to the Company, is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the license thereof by the Company to any Person.
     (d) To the Knowledge of the Company, the conduct of the business of the Company as presently conducted does not infringe upon, misappropriate, or otherwise violate the Intellectual Property of any third party.
     Section 3.13 Insurance Coverage. The Company has made available to Purchaser, and has included as Schedule 3.13 hereto, a list of, and true and complete copies of, all insurance policies or binders and fidelity or performance bonds relating to the assets, business, operations, employees, officers or directors of the Company, including any environmental policy, together with a schedule of the material claims history of the Company under such policies and bonds since January of 2002. Schedule 3.13 also lists all claims which are presently contemplated under such policies. There are no claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Each such policy and bond is in full force and effect, and the Company is not in breach of any material term of such policies or bonds and, to the Knowledge of the Company, no insurer or other party to any such policy or bond is in breach of any material term thereof. The insurance coverage maintained by the Company is of such a type and in such amounts as similarly situated operators of businesses that are similar to the Business would reasonably be expected to maintain.
     Section 3.14 Employment Matters. Schedule 3.14 sets forth a complete and accurate list of all employees of the Company, including their title, job description, salary amounts, bonus paid in 2006 and their tenure with the Company. Other than those Persons set forth on Schedule 3.14, the Company has no employees. Except as set forth on Schedule 3.14, (i) the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (ii) the Company has not experienced any strike, material grievance or other collective bargaining dispute, and no such action is pending or, to the Knowledge of the Company, threatened; (iii) there are no workers’ compensation claims pending against the Company; (iv) to the Knowledge of the Company, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; (v) all employees of the Company are legally employed, the Company is in compliance with all requirements of the Immigration and Reform Control Act of 1986, and the Company is not a party to or bound by any collective bargaining agreement.
     Section 3.15 Employee Benefit Matters.
     (a) Schedule 3.15 lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other material employee plan or agreement maintained, contributed to, or required to be contributed to by the Company (each, a “Company Benefit Plan”). The Company has made available to Purchaser correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof) and (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required. Each Company Benefit Plan maintained, contributed to, or required to be contributed to by the Company has been administered in accordance with its terms. The Company and all of the Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws with respect to employee benefit matters.
     (b) During the past six years, the Company has not made or been required to make, directly or indirectly, contributions to any “multiemployer plan,” as defined in Section 3(37) of ERISA, or an employee pension plan subject to Title IV of ERISA or Section 412 of the Code. The Company has paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed would result in the imposition of a Lien against the assets of the Company.

     Section 3.16 Gas Regulatory Matters. The Company is not subject to regulation under the Public Utility Holding Company Act, as amended, or the Investment Company Act of 1940, as amended. The Company is not subject to regulation under the Natural Gas Act of 1938, as amended. No portion of the assets of the Company are subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 or the Interstate Commerce Act.
     Section 3.17 Tax Matters. Each Tax Return required to have been filed by the Company has been timely filed and all amounts shown as due on such Tax Returns have been paid. All such Tax Returns are true, correct and complete in all material respects. All employment and withholding Taxes required to be paid or withheld by or on behalf of the Company has been paid or properly set aside in accounts for such purpose. As of the date hereof, no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by the Company, and no power of attorney with respect to any such Taxes, has been executed or filed with the Internal Revenue Service or any other taxing authority that is currently in effect. The Company is not, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the Internal Revenue Service or any other taxing authority) within which to file any Tax Return not previously filed. As of the date hereof, to the Knowledge of the Company, there are no pending audits, examinations, investigations or other proceedings in respect of Taxes payable by the Company. The Company (a) is not a party to any Tax allocation or sharing agreement, (b) is not or has not been a member of an affiliated group filing consolidated or combined Tax Returns or (c) otherwise has no liability for the Taxes of any Person (other than the Company).
     Section 3.18 Environmental Matters. Except as disclosed on Schedule 3.18:
     (a) (i) no written and pending notice, order, request for information, complaint or penalty has been received by the Company, and (ii) there are no judicial, administrative or other third party claims, demands, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of or liability under any Environmental Law by the Company or any predecessor to the Company;
     (b) except as set forth in Schedule 3.18(b), the Company is in compliance with all applicable Environmental Laws, has obtained all permits, licenses, consents and approvals required under all applicable Environmental Laws to entitle the Company to own or lease and operate its respective assets and to carry on and conduct the Business as currently conducted (“Environmental Permits”), and is in compliance with the terms of such Environmental Permits and with all other applicable Environmental Laws;
     (c) there has been no written environmental investigation, study or audit conducted within the past five years by, or on behalf of, or in the possession or control of the Company of any property currently or formerly owned, operated or leased by the Company which has not been delivered or made available to Purchaser prior to the date hereof and is not listed on Schedule 3.18(c);

     (d) except as disclosed on Schedule 3.18(d), no Hazardous Substances have been released, discharged, dumped, or disposed of to (i) soil in amounts that would reasonably be expected to impact groundwater or surface water, (ii) groundwater, or (iii) surface water, in the case of each of (i), (ii), and (iii), at, under, on or from real property currently or, to the Knowledge of the Company, formerly owned, leased, and/or operated by the Company or that would otherwise violate Applicable Law; and
     (e) except as disclosed in Schedule 3.18(e), to the Knowledge of the Company, there is no Real Property where operations are inactive or discontinued as of the date hereof.
     Section 3.19 Letters of Credit; Bank Accounts. Except as set forth on the Latest Balance Sheet (or as disclosed in the notes thereto) or as disclosed on Schedule 3.19, no surety bonds, letters of credit, or cash collateral issued in respect of the Company is outstanding. Schedule 3.19 also lists all bank accounts, and lockboxes of the Company by location, account number and authorized signatory thereto.
     Section 3.20 Real Property .
     (a) Schedule 3.20(a) indicates which parcels of Real Property constitute owned Real Property (the “Owned Real Property”), and sets forth an accurate and complete (in all material respects) legal description of the Owned Real Property. The Owned Real Property constitutes all of the real property owned by the Company that is used or held for use in connection with the Business. The Company is in possession of all Owned Real Property. Except as set forth in Schedule 3.20(a), the Company has good and defensible title in fee simple absolute to such Owned Real Property free and clear of all Liens except for Permitted Liens. Such Owned Real Property is sufficient to permit the Business to operate in the historical ordinary course of business.
     (b) Schedule 3.20(b) indicates which parcels of Real Property constitute leased Real Property (the “Leased Real Property”), and sets forth a list of the Leased Real Property (including all known right of way agreements), except as indicated on Schedule 3.20(b). The Leased Real Property constitutes all of the real property leased by the Company (including all known right of way agreements), that is used or held for use in connection with the Business. The Leased Real Property is sufficient to permit the Business to operate in the historical ordinary course of business.
     (c) There are no contracts affecting the title to or possession of any of the Real Property other than those set out in Schedule 3.20(b).
     (d) Neither the whole nor any portion of the Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no notice of any such condemnation, requisition, or taking has been received by the Company. To the Company’s Knowledge, no such condemnation, requisition, or taking is threatened or contemplated. The Company has no Knowledge of any public improvements that may result in special assessments against the Real Property.

     (e) (i) The Real Property is in compliance in all respects with all applicable zoning, building, health and fire laws, (ii) the zoning of each parcel of Real Property permits the existing improvements and the continuation following consummation of the transactions contemplated hereby of the Business as presently conducted thereon, (iii) the Company has all licenses, certificates of occupancy, permits, and authorizations required to conduct the Business as currently conducted by the Company on the Real Property, (iv) the Company has such easements and rights as are necessary to conduct the Business as currently conducted by the Company on the Real Property, and (v) no fact or condition exists that has resulted or is reasonably likely to result in the termination or impairment of access to the Real Property or discontinuation of sewer, water, electric, gas, telephone, waste disposal, or other utilities necessary to conduct the Business on the Real Property.
     (f) The Company has delivered or made available to Purchaser accurate, correct, and complete (in all material respects) copies of all valid and existing deeds, leases, mortgages, deeds of trust, certificates of occupancy, easements, right of way agreements, existing title insurance policies, title reports, surveys, and all amendments thereof that are within the Company’s possession or control with respect to any Real Property.
     Section 3.21 Tangible Personal Property. The inventory owned by the Company is in such amounts as are consistent with its respective past practices and such inventory is saleable, and not obsolete or defective. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible and intangible property reflected on the balance sheets included in the Financial Statements and tangible and intangible property acquired since the date of the Latest Balance Sheet, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible and intangible property is free and clear of all Liens, other than Permitted Liens, and is in good working condition, ordinary wear and tear excepted. Such tangible and intangible property is sufficient to permit the Business to operate in the historical ordinary course of business.
     Section 3.22 Accounts Receivable. The accounts receivable owed to the Company as of the Effective Date are listed on Schedule 3.22. All such accounts receivable are collectible in full.
     Section 3.23 Brokers; Advisors. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the services of any Person acting on behalf of such Seller in such manner as to give rise to any valid claim against Purchaser or the Company for any brokerage or finder’s commission or similar compensation, or any legal, accounting or other professional advisory fees.
     Section 3.24 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS AND AGREEMENTS EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE ASSETS OR LIABILITIES OF THE COMPANY OR THE BUSINESS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby makes the following representations and warranties to Sellers:
     Section 4.1 Existence and Power. Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas, and it has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, lease, and operate all properties and assets now owned, leased or operated by it, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a material adverse effect on (i) the business, assets or results of operations of Purchaser and its subsidiaries, taken as a whole, or (ii) the ability of Purchaser to perform its material legal obligations under this Agreement.
     Section 4.2 Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the powers of Purchaser and have been duly authorized by all necessary action on the part of Purchaser. This Agreement constitutes a valid and binding agreement of Purchaser.
     Section 4.3 Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no action, notice, filing, authorization, consent, waiver or approval with any governmental body, agency or official.
     Section 4.4 Noncontravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the Organizational Documents of Purchaser, (ii) assuming compliance with the matters referred to in Section 4.3, violate any Applicable Law, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser.
     Section 4.5 Purchase for Investment. Purchaser is acquiring the Company Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Shares and is capable of bearing the economic risks of such investment.
     Section 4.6 Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Purchaser threatened against or affecting, Purchaser before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
     Section 4.7 Brokers; Advisors. In the event Purchaser has retained an advisor, investment banker, broker, finder or other intermediary in connection with the transactions contemplated by this Agreement, Sellers shall not have any liability or obligation to pay and shall not pay any such fees or expenses to any such Person.
ARTICLE V
COVENANTS OF THE PARTIES
     Section 5.1 Conduct of Business. From the date hereof until the Closing, the Company (i) will conduct the Business in the ordinary course in substantially the same manner in which it previously has been conducted, and (ii) will not, without the prior consent of Purchaser, take any of the following actions:
     (a) amend the Organizational Documents of the Company;
     (b) merge or consolidate with any other Person or acquire a material amount of assets from any other Person;
     (c) sell, lease, license or otherwise dispose of or subject to any Lien (other than Permitted Liens) any material assets or property except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course consistent with past practices;
     (d) make any capital expenditure in excess of $100,000 in the aggregate in the case of all capital expenditures without prior written consent of Purchaser, other than for (i) capital expenditures related to projects set forth on Schedule 5.1(d) or (ii) unanticipated capital expenditures necessary for the business of the Company to operate in compliance with Applicable Law enacted after the date of this Agreement;
     (e) cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
     (f) terminate or materially amend any contracts with material customers or suppliers;
     (g) hire as an employee, or extend offers of employment to any Person;
     (h) (i) amend or terminate any employment or severance agreement with any officer or employee of the Company, or (ii) change the compensation or other benefits payable to any officer or employee of the Company pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices;
     (i) change an accounting method or Tax election, enter into a closing agreement (as defined in Section 7121 of the Code) or settlement with respect to Taxes, or file an amended Tax Return;

     (j) issue or sell any shares of capital stock or other securities of the Company;
     (k) declare, set aside, make or pay any dividend or other distribution in respect of any shares of Common Stock or other securities of the Company, or repurchase, redeem or otherwise acquire any outstanding shares of Common Stock or other securities of the Company;
     (l) incur, create, renew, assume or guarantee any (i) indebtedness for borrowed money, (ii) capitalized lease arrangement, (iii) hedging transactions, or (iv) operating lease arrangements, in any case other than in the ordinary course of business consistent with past practices and in all cases not in excess of $100,000 in the aggregate; or
     (m) agree, whether in writing or otherwise, to do any of the foregoing.
     Section 5.2 Access and Information. From and after the date of this Agreement, Sellers will cause the Company to give Purchaser and its representatives reasonable access during normal business hours to the properties, books, records, business plans and budgets of the Company and will furnish such information and documents in its possession relating to the Company as Purchaser may reasonably request. All such information and documents obtained by Purchaser shall be subject to the terms and conditions of that certain letter agreement, dated September 5, 2006 by and between Purchaser and the Company (the “Confidentiality Agreement”). Notwithstanding the foregoing, Purchaser shall not have access to personnel records of the Company which in the Company’s good faith opinion would violate Applicable Laws.
     Section 5.3 Notices of Certain Events. The Company shall promptly notify Purchaser of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
     (c) any breach or inaccuracy of the Company’s, or to the Knowledge of the Company, the Sellers’ representations and warranties contained in this Agreement; or
     (d) any actions, suits, claims, investigations or proceedings commenced relating to the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10.
     Section 5.4 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Purchaser, Sellers and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Sellers, prior to the Closing, and Purchaser, after the

Closing, agree to cause the Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
     Section 5.5 Certain Filings. The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required, including in connection with the possible transfer of any permits, authorizations, licenses or consents for any Real Property, to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain, in a timely manner, any such actions, consents, approvals or waivers.
     Section 5.6 Post-Effective Date, Pre-Closing Activity. Between the Effective Date and the Closing Date, Sellers shall cause the Company to (x) collect all accounts, notes and loans receivable strictly in accordance with past practice and Section 3.8 and (y) pay all accounts payable strictly in accordance with past practice. Both Sellers, on one hand, and Purchaser, on the other, shall have complete access to the Company and its employees and management to monitor the Company’s activities with respect to such collections and payments during the period between the Effective Date and the Closing Date.
     Section 5.7 Publicity. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.
     Section 5.8 Financing. The Sellers and the Company agree to provide all information reasonably requested by Purchaser or any lending institution in connection with financing the transactions contemplated by this Agreement.
     Section 5.9 Payment of Post Closing Insurance Claim. The Company has lodged a claim with its casualty insurance carrier to reimburse the Company for approximately $85,356.75 in repairs to a compressor. The Company has already paid for all these repairs and is seeking reimbursement for the entire amount of the repairs from its carrier. Since the amount, if any, that may ultimately be recovered from the carrier cannot be determined until after Closing, the parties have agreed that the Purchase Price will be adjusted in an amount equal to the amount of the Company’s ultimate recovery under this insurance claim and that such amount will be paid over to the Sellers within ten (10) Business Days of its receipt by the Company. The Purchasers agree to allow the Sellers to continue to communicate with the insurance carrier and/or its representatives following Closing for the purposes of resolving this claim.
     Section 5.10 Certain Tax Matters. Sellers with respect to Tax Returns which relate solely to a taxable period ending on or before the Closing Date, and Purchaser, with respect to

Tax Returns otherwise required to be filed by the Company, shall have the right to control any Tax audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment, or contest any extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to the Company.
ARTICLE VI
OTHER AGREEMENTS
     Section 6.1 Employees; Employee Benefits.. Immediately prior to the Closing, Sellers shall cause the Company to terminate all employees, and any severance payments required to be made by the Company to such terminated employees, shall be paid by the Company prior to the Closing. Sellers agree to jointly and severally indemnify Purchaser from any claims relating to the Company’s employment of Persons prior to the Closing.
     Section 6.2 Title Defects.
     (a) Purchaser has caused Commonwealth Land Title Insurance Company (the “Title Company”) to deliver to Purchaser a commitment for a title insurance policy (GF No. 5 SET59023C-dated April 5, 2007) in favor of Purchaser with respect to the Real Property (the “Title Policy”). Purchaser shall be responsible for the payment of all costs and expenses associated with the issuance of the Title Policy and Sellers shall use their commercially reasonable efforts to deliver to the Title Company any affidavits, agreements or other documents or assurances reasonably necessary to cause the issuance of the Title Policy. Upon receipt from the Title Company of the Title Policy, Purchaser shall provide a copy of the Title Policy to Sellers.
     (b) Purchaser may seek to cause a Texas registered and licensed professional surveyor identified by Purchaser to deliver to Purchaser a standard current survey with respect to the Real Property (the “Survey”) to meet the requirements of the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established by the American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors. The Purchasers shall be responsible for the payment of all costs and expenses associated with the issuance of the Survey. Upon receipt from the surveyor of the Survey, Purchaser shall provide a copy of the Survey to Sellers.
     (c) If the results of the Title Policy or the Survey are unsatisfactory to Purchaser, Purchaser may terminate this agreement in its sole discretion at any time prior to Closing.
     Section 6.3 Phase I Environmental Assessment. Prior to the Closing Date, at Purchaser’s sole cost and expense, Purchaser shall have the right to conduct a Phase I environmental assessment (the “Phase I Environmental Assessment”), prepared by an environmental consultant selected by Purchaser. If the results of the Phase I Environmental Assessment are unsatisfactory to Purchaser, Purchaser, in its sole discretion, may either (a) terminate this Agreement or (b) at its sole cost and expense, undertake additional environmental assessments, including, without limitation, a Phase II environmental assessment (the “Phase II Environmental Assessment”). Upon receipt from the consultant of any Phase I Environmental Assessment or Phase II Environmental Assessment, Purchaser shall provide a copy of such to Sellers. If the results of the Phase II Environmental Assessment are unsatisfactory to Purchaser, Purchaser may terminate this Agreement in its sole discretion at any time prior to Closing.
     Section 6.4 Wells Fargo Debt and Release of Guarantors and Related Matters. Purchaser agrees to arrange for the release of all obligations under that certain Irrevocable Letter of Credit Number NZS590799 issued by Wells Fargo on February 14, 2007 in favor of Penn Virginia Oil & Gas, L.P. The parties agree that the Sellers and all other guarantors of the Company’s obligations to Wells Fargo must be released from their guarantees to Wells Fargo at or prior to Closing.
     Section 6.5 Agreements with Star Compression, Inc.. The Company currently leases seven compressors from an Affiliate, Star Compression, Inc. (“Star”). The Company also has an agreement with Star to service these seven compressors. Notwithstanding anything to the contrary in any existing agreement between the Company and Star, the Purchasers agree, and the Sellers agree to cause Star, to enter into amendments to the Star leases (the “Star Amended Leases”) that reflect the current terms with the sole exception that the agreements be revised to reflect that without good cause, neither the Company nor Star will terminate the Star Agreements without 180 days prior written notice.
     Section 6.6 Consulting Agreement. Sellers shall cause Joe Baugh to enter into a consulting arrangement with the Company that is acceptable to Purchaser. Such consulting arrangement shall be pursuant to a consulting agreement (the “Consulting Agreement”) to be entered into by the Company and Joe Baugh at the Closing, which, among other items, will contain appropriate non-competition provisions.
     Section 6.7 Excluded Assets. The parties have agreed that certain specific assets owned by the Company may be distributed to or for the benefit of the Sellers at or prior to Closing. These assets (“Excluded Assets”) are listed in Schedule 6.7.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 Conditions to Each Party’s Obligations. The respective obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:
     (a) No provision of Applicable Law and no judgment, injunction, order, decree, ruling or charge shall prohibit or prevent the consummation of the transactions contemplated by this Agreement or the consummation of the Closing;
     (b) No action, suit, or proceeding initiated by a Governmental Authority shall be pending before any Governmental Authority seeking an injunction, judgment, order,

decree, ruling, or charge that would prohibit or prevent the consummation of the transactions contemplated by this Agreement;
     (c) That certain Asset Purchase Agreement between the Peak Gas Gathering L.P. (“Peak”) and Prism Gas Systems I, L.P. dated April 27, 2007 covering the purchase of the Residue Pipeline from the Woodlawn Plant to Texas Eastern Transmission Company owned by Peak for a purchase price of $2,150,000 shall be closed simultaneous with this Agreement; and
     (d) Purchaser shall purchase from Star a 700 horsepower compressor, labeled Unit 1081, for purchase price of $400,000.
     Section 7.2 Further Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is further subject to the satisfaction or waiver in writing by Purchaser at or prior to the Closing Date of the following conditions:
     (a) each of the representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);
     (b) Sellers and the Company shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
     (c) no event or circumstance has occurred since the date of this Agreement which would constitute a Material Adverse Effect;
     (d) Sellers and the Company shall have delivered to Purchaser certificates dated the Closing Date, executed by each Seller and by an officer of the Company, certifying that the conditions specified in Sections 7.2(a), (b) and (c) have been fulfilled;
     (e) each item required to be executed and delivered to Purchaser pursuant to Section 1.5(a) shall have been so executed and delivered;
     (f) all Liens, other than Permitted Liens, on the assets of the Company shall have been released;
     (g) the Company’s 2006 Federal Income Tax Return, after review by the Purchaser, shall have been filed and any Tax due with such return shall have been paid; and
     (h) Sellers shall have arranged for the person(s) performing the Company’s accounting functions to continue to provide such services to the Company for a period of at least 90 days after Closing for a fee that is agreeable to the Purchaser.

     Section 7.3 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is further subject to the satisfaction or waiver in writing by Sellers at or prior to the Closing Date of the following conditions:
     (a) each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);
     (b) Purchaser shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
     (c) Purchaser shall have delivered to Sellers a certificate dated the Closing Date, executed by an appropriate officer of Purchaser, certifying that the conditions specified in Sections 7.3(a) and (b) have been fulfilled; and
     (d) each item required to be executed and delivered to Purchaser pursuant to Section 1.5(b) shall have been so executed and delivered.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination.
     (a) This Agreement may be terminated:
     (i) at any time prior to the Closing Date by mutual consent of Purchaser and Sellers;
     (ii) by Purchaser if there has been a material breach by any Seller or the Company of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any of the conditions of Purchaser to consummate the transactions contemplated by this Agreement and, if such breach is of a character that is capable of being cured, such breach has not been cured by Sellers within 30 days after written notice thereof from Purchaser;
     (iii) by Sellers if there has been a material breach by Purchaser of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any of the conditions of Sellers to consummate the transactions contemplated by this Agreement and, if such breach is of a character that is capable of being cured, such breach has not been cured by Purchaser within 30 days after written notice thereof from Sellers;
     (iv) by Purchaser or Sellers if any injunction, order or decree is issued by any Governmental Authority materially restraining or prohibiting the consummation of the transactions contemplated by this Agreement and such injunction, order or decree has become final and nonappealable;
     (v) by Purchaser or Sellers, if the Closing shall not have taken place on or before May 31, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(v) shall not be available to Purchaser or Sellers, as applicable, if the party seeking to terminate this Agreement, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement; or
     (vi) by Purchaser in accordance with Section 6.2(c) or Section 6.3.
     (b) In the event of termination pursuant to this Section 8.1, written notice thereof shall forthwith be given to Purchaser or Sellers, as applicable, and the transactions contemplated by this Agreement will be terminated without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
     (i) Purchaser will return to the Company all documents and other materials received from Sellers, the Company and their respective agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;
     (ii) Purchaser will not disclose, and will cause its agents and representatives not to disclose, any non-public information received or otherwise learned in connection with the transactions contemplated hereby relating to the Company, whether obtained before or after the execution hereof;
     (iii) the Escrow Amount will be released to Purchaser; and
     (iv) this Agreement will become null and void and of no further force or effect, except for Section 5.2 (relating to Confidential Information), Section 5.7 (relating to publicity), and Article X; provided that nothing in this Section 8.1 will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement, or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Indemnification by Sellers. Each Seller hereby agrees, jointly and severally, to indemnify and hold harmless Purchaser and its Affiliates and its and their managers, directors, officers, members, shareholders, partners, employees and agents (the “Purchaser Indemnitees”) from and after the Closing Date from and against, and shall reimburse the Purchaser Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Purchaser

Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:
     (a) any breach of or inaccuracy in any representation or warranty on the part of Sellers or the Company under this Agreement (including the Disclosure Schedule); and
     (b) any non-fulfillment of any covenant or agreement on the part of Sellers or the Company under this Agreement that has not been expressly waived by the party seeking the indemnification in writing.
It shall not be necessary for Losses to be suffered as a result of or in connection with actions taken, made or threatened by any third party or Governmental Authority for such Losses to be indemnifiable under this Article IX.
     Section 9.2 Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold harmless the Company and Sellers (the “Seller Indemnitees”) from and after the Closing Date from and against, and shall reimburse the Seller Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Seller Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:
     (a) any breach of or inaccuracy in any representation or warranty on the part of Purchaser under this Agreement (including the Disclosure Schedule); and
     (b) any non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement that has not been expressly waived by the party seeking the indemnification in writing.
It shall not be necessary for Losses to be suffered as a result of or in connection with actions taken, made or threatened by any third party or Governmental Authority for such Losses to be indemnifiable under this Article IX.
     Section 9.3 Procedure for Indemnification.
     (a) If there occurs an event that either party asserts is an indemnifiable event pursuant to Section 9.2 or 9.3, the party seeking indemnification (the “Indemnitee”) shall promptly provide notice (the “Notice of Claim”) to the other party or parties obligated to provide indemnification (the “Indemnifying Party”). Providing the Notice of Claim shall be a condition precedent to any Liability of the Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder but only if and to the extent that such failure materially prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnitee and it shall provide a Notice of Claim to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, after notice from the Indemnifying Party to such Indemnitee of such election so to assume the defense thereof, the Indemnifying

Party shall not be liable to the Indemnitee hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnitee, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the Indemnitee reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnitee and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right to defend, at the sole reasonable cost and expense of the Indemnifying Party, such action by all appropriate proceedings. The Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of the Indemnitee from all Liability in respect to such claim or litigation or that does not solely require the payment of money damages by the Indemnifying Person. The Indemnifying Party agrees to afford the Indemnitee and its counsel, at the Indemnitee’s sole expense, the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental Authority, asserting any Claim against the Indemnitee or conferences with representatives of or counsel for such Persons. In no event shall the Indemnifying Party, without the written consent of the Indemnitee, settle any Claim on terms that provide for (i) a criminal sanction against the Indemnitee or (ii) injunctive relief affecting the Indemnitee.
     (b) Upon receipt of a Notice of Claim, the Indemnifying Party shall have twenty calendar days (or such shorter period as may be appropriate under the circumstances) to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnitee (the “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Loss in respect thereof has not yet been determined, such twenty day period in respect of, but only in respect of the amount of the Loss, shall not commence until a further written notice (the “Notice of Liability”) has been sent or delivered by the Indemnitee to the Indemnifying Party setting forth the amount of the Loss incurred by the Indemnitee that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim, and if the objection relates to the amount of the Loss asserted, the amount, if any, that the Indemnifying Party believes is due the Indemnitee, and any undisputed amount shall be promptly paid over to the Indemnitee. If no such Contest Notice is given within such twenty day period, the obligation of the Indemnifying Party to pay the Indemnitee the amount of the Loss set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party.
     (c) If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, the Indemnitee, without waiving its right to indemnification, may assume, at the reasonable cost of the Indemnifying Party, the defense and settlement of such Claim; provided, however, that (i) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnifying Party shall cooperate with the Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitee and (iii) the Indemnitee shall not settle such Claim without obtaining the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.
     (d) The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand. Any payments required to be paid by an Indemnifying Party under this Article that are not paid within five (5) Business Days of the date on which such obligation becomes final shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnitee, immediately upon demand, interest at the rate of ten percent per annum, not to exceed the maximum nonusurious rate allowed by Applicable Law, from the date such payment becomes delinquent to the date of payment of such delinquent sums, which interest shall be considered to be Losses of the Indemnitee.
     Section 9.4 Survival.
     (a) The liability of each Seller for his or her indemnification obligations arising under Section 9.1(a) of this Agreement shall be limited to claims for which a Purchaser Indemnitee delivers written notice to such Seller or to the Sellers, which shall constitute written notice to all Sellers, on or before the second anniversary date of the Closing Date; provided, however, that any indemnification obligation resulting from a breach of or inaccuracy in any representation or warranty contained in (x) Sections 3.15, 3.17 and 3.18 shall survive until the applicable statute of limitations period has run with respect to such claims and (y) Sections 2.1, 2.2, 2.3, 2.4, 2.6, 3.1, 3.2, 3.3, 3.4, 3.5, 3.16 and 3.24, as well as any claims under Section 9.1(b) shall not be limited.
     (b) The liability of Purchaser for Purchaser’s indemnification obligations arising out of Section 9.2 shall be limited to claims for which a Seller Indemnitee delivers written notice to Purchaser on or before the third anniversary date of the Closing Date; provided, however, that any indemnification obligation relating to (i) Section 9.2(a) and resulting from a breach of or inaccuracy in any representation or warranty contained in Sections 4.1, 4.2, 4.3, 4.4 or 4.7 or (ii) Section 9.2(b) shall not be limited.
     Section 9.5 Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of Sellers, on the one hand, and Purchaser on the other, shall not exceed $3,000,000 in the aggregate, provided, however, that such limitation shall not apply to any indemnification obligation resulting from a breach of or inaccuracy in any representation or warranty contained in Sections 2.1, 2.2, 2.3, 2.4, 3.1, 3.2, 3.3, 3.4, 3.5, 3.15, 3.17, 3.18 or 3.24 (ii) or Section 9.1(b). Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of Sellers, on the one hand, and Purchaser on the other, shall not exceed the Purchase Price in the aggregate. No claim may be made by the Purchaser Indemnities for indemnification under Section 9.1 hereof until such Purchaser Indemnities have incurred aggregate Losses in excess of the Basket Threshold Amount in the aggregate, at which time all amounts (including the Basket Threshold Amount) may be recovered as provided in this Agreement.

     Section 9.6 Inconsistent Provisions. The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement.
     Section 9.7 Right to Indemnification Not Affected by Knowledge. The right to indemnification in accordance with the provisions of this Article will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation set forth in this Agreement. If at any time prior to Closing, any of the parties hereto has knowledge of any facts, circumstances or situations which constitute a breach of any representation, warranty or covenant hereunder, such party shall give the other party prompt notice thereof.
     Section 9.8 Express Negligence. THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY, INCLUDING, WITHOUT LIMITATION, ARISING UNDER ENVIRONMENTAL LAWS. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.
ARTICLE X
GENERAL PROVISIONS; MISCELLANEOUS
     Section 10.1 Modification; Waiver. This Agreement may be modified only by a written instrument executed by Purchaser, the Company and Sellers. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party or parties entitled to the benefits thereof.
     Section 10.2 Entire Agreement. This Agreement, including the Disclosure Schedules and exhibits hereto, the documents, instruments and schedules referred to herein and all other documents dated as of the date hereof and on the Closing, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof; provided, however, that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto hereby expressly reaffirm.
     Section 10.3 Expenses. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation of this Agreement and the negotiation and consummation of the transactions contemplated by this Agreement.

     Section 10.4 Further Actions. Each party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.
     Section 10.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), one business day after mailing; (c) if sent by facsimile transmission, when transmitted and receipt is confirmed by the recipient by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:
     If to any Seller, to the address set forth under such Seller’s name on the signature page hereto.
     With a copy (which shall not constitute notice) to:
David N. Reed
Meadows, Collier, Reed, Cousins & Blau, LLP
901 Main Street, Suite 3700
Dallas, TX 75202
Fax: (214) 747-3732
     If to the Company:
Woodlawn Pipeline Company, Inc.
1800 Preston Park Blvd., Suite 112
Plano, Texas 75093
Fax: (972) 596-1713
Attention: Richard C. Coe, Vice President of Operations
     If to Purchaser:
Prism Gas Systems I, L.P.
2350 Airport Freeway, Suite 505
Bedford, Texas 76022
Fax: (817) 864-3101
Attention: Robert Dunn

     With a copy (which shall not constitute notice) to:
Martin Midstream Partners L.P.
P. O. Box 41368
Beaumont, Texas 77725
Fax: (409) 835-3425
Attention: Chris Booth
or to such other address or to such other Person as any party hereto has last designated by notice to the other parties.
     Section 10.6 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without (i) the prior written consent of the Sellers in the case of an assignment by Purchaser, (ii) the prior written consent of Purchaser in the case of an assignment by any Seller, and (iii) the prior written consent of each of the other parties in the case of the Company; provided, however, that Purchaser may assign this Agreement to an Affiliate without obtaining the consent of Sellers. No assignment shall release the assigning party of its obligations and liabilities under this Agreement.
     Section 10.7 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.
     Section 10.8 Counterparts. This Agreement may be executed in counterparts, all of which shall together constitute one and the same instrument.
     Section 10.9 Headings. The Section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provision hereof.
     Section 10.10 Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references in this Agreement to Sections, Exhibits and Schedules are references to Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.” The definitions given in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms.
     Section 10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules that would require the application of the law of another state.
     Section 10.12 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with,

this Agreement or the transactions contemplated hereby shall be brought in Collin County, Texas, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PURCHASER:

PRISM GAS SYSTEMS I, L.P.
By:	Prism Gas Systems GP, LLC

By:	/s/ Robert Dunn
Robert Dunn,
Senior Vice President

COMPANY:

WOODLAWN PIPELINE COMPANY, INC.

By:	/s/ Richard C. Coe
Richard C. Coe,
Vice President of Operations

SELLERS:

/s/ David P. Deison
David P. Deison

Address:
P.O. Box 1177
109 Church Street
Weatherford, Texas 76086

LANTERN RESOURCES, L.P.

By:	Lantern Holding Company, L.L.C., sole general partner

By:	/s/ Richard C. Coe
Richard C. Coe, President

Address:
1800 Preston Park Blvd.
Suite 112
Plano, Texas 75093
Signature Page to Stock Purchase Agreement

EXHIBIT A
DEFINITIONS
     “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.
     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority that is binding upon such Person.
     “Basket Threshold Amount” means the sum of $305,000.00.
     “Business” means the business of the Company as currently conducted.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
     “Claim” means any action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim, Environmental Action or demand.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the shares of Common Stock of the Company, no par value per share.
     “Disclosure Schedules” means the disclosure schedules delivered by Company and Sellers to Purchaser concurrently with the execution and delivery of this Agreement.
     “Effective Date” shall mean April 1, 2007, unless the Closing does not occur on or before May 4, 2007, in which case the Effective Date shall mean the day on which the Company closes its books for accounting purposes for the month most recently ended prior to the Closing Date; provided, however that if Sellers cause the Closing to occur after May 4, 2007, the Effective Date shall mean April 1, 2007.
     “Environmental Action” means any administrative, regulatory or judicial action, suit, Claim, notice of non-compliance or violation, investigation, request for information, proceeding, consent order or consent agreement by any Person relating in any way to any Environmental Law or any demand or threat with respect to any of the foregoing.
     “Environmental Laws” means any applicable United States federal, state, or local law, rules, regulations, codes, ordinances, and orders, relating to pollution, contamination of soils or ground water, or protection of the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Governmental Authority” means any federal, state, local or foreign judicial, legislative, executive or regulatory authority or agency.
     “Hazardous Substance” means any toxic or hazardous pollutant, contaminant, chemical, waste, material or substance defined as such by any Environmental Law, that causes injury to the environment and subjects the Company to costs or liability under any Environmental Law, and specifically includes, but is not limited to: (i) petroleum and petroleum products, including crude oil and any fractions thereof; (ii) natural gas, synthetic gas and any mixtures thereof; (iii) PCBs; and (iv) asbestos or asbestos-containing materials.
     “Intellectual Property” means intellectual property rights under statutory or common law, worldwide, including (i) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (ii) copyrights and any applications or registrations for any of the foregoing; and (iii) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.
     “Knowledge of the Company,” “Knowledge of Sellers,” or any phrase of similar import means the actual knowledge, after reasonable inquiry, of Richard Coe, David Deison or Joe Baugh.
     “Knowledge of Purchaser,” or any phrase of similar import means the actual knowledge, after reasonable inquiry, of Robert Dunn.
     “Latest Balance Sheet” means the balance sheet of the Company as of December 31, 2006.
     “Liability” means all indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities, including, without limitation, STRICT LIABILITY, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing.
     “Liens” means, with respect to any property or asset, any mortgage, lien, pledge, charge, restriction on use, security interest, encumbrance, adverse claim, right of first refusal or purchase option in respect of such property or asset.
     “Loss” or “Losses” means any loss, damage, injury, harm, detriment, Liability, diminution in value, exposure, claim, demand, proceeding, settlement, judgment, award, punitive damage award, fine, penalty, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with respect to compliance with the requirements of environmental law, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.
     “Material Adverse Effect” means with respect to any Person, material adverse changes in or effects or the business, assets, financial condition, results of operations or prospects of such Person.
     “Organizational Documents” means with respect to a corporation, the articles or certificate of incorporation and bylaws of such entity.
     “Permitted Liens” means “ means any or all of the following:
     (a) Liens granted under the terms of the existing credit facilities of the Company or any related mortgage or security agreement;
     (b) Liens in favor of operators, vendors, carriers, warehousemen, repairmen, mechanics, workmen and materialmen and construction or similar Liens arising by operation of law or in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and that do not relate to amounts in excess of $50,000 in the aggregate;
     (c) workers’ or unemployment compensation Liens arising in the ordinary course of business, and that do not relate to amounts in excess of $50,000 in the aggregate;
     (d) Liens or other encumbrances securing payment of Taxes or other similar assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith by appropriate proceedings, and that do not relate to amounts in excess of $50,000 in the aggregate;
     (e) rights of third parties pursuant to restrictive covenants, easements, rights-of-way, servitudes, licenses, permits, surface leases, surface use restrictions, sub-

surface leases, mineral reservations or severances, grazing rights or logging rights or rights related to ponds, lakes, waterways, canals, ditches, reservoirs, railways, streets, roads and structures or other rights related to surface uses and impediments on, over or in respect of any of the properties or assets of the Company that are not such as to interfere materially with the use or enjoyment of the properties, assets to which they apply or the Business;
     (f) rights reserved to or vested in any Governmental Authority to control or regulate any of the properties or assets of the Company in any manner, and all applicable laws, statutes, ordinances, decrees, requirements, orders, judgments, rules or regulations of any Governmental Authority; and
     (g) conditions in any permit or other authorization granted or issued by any Governmental Authority for the ownership and operation of all or part of the properties or assets of the Company.
     “Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other such entity.
     “Proceeding” means an action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     “Real Property” means any real property which the Company owns, leases, operates or subleases.
     “Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.
     “Taxes” or “Tax” means all federal, state, local and foreign income taxes, franchise taxes, withholding taxes, employment taxes, unemployment insurance taxes, social security taxes, sales and use taxes, excise taxes, real and personal property taxes, stamp taxes, transfer taxes and workers’ compensation taxes, together with all interest, penalties and additions payable with respect thereto.
     “Tax Return” means all returns and reports (including declarations, disclosures, schedules and information returns) required to be supplied to a Tax authority relating to Taxes.

     “Title Defect” means (a) any title defect, Lien other than a Permitted Lien, that causes the Company to not have good and indefeasible title, free and clear of all Liens other than Permitted Lines, to any of the Real Property, (b) the extent to which any easement does not grant all rights reasonably necessary for the operation, maintenance, repair and replacement of all the properties, facilities or assets, or (c) any issued associated with access, encroachments, zoning or land-use restriction or other matters relating to the Real Property that would restrict Purchasers ability to operate and conduct the Business as it is presently conducted or that would reduce the value of any of the Real Property; provided, however, that “Title Defect” shall not include any matter that would otherwise be a Title Defect if (x) the related Title Defect Amount is individually $10,000 or less, (y) it has been cured by Sellers to the reasonable satisfaction of Purchaser prior to the Closing Date or (z) it is not set forth in a Title Defect Notice.
     “Working Capital” means the consolidated current assets less the consolidated current liabilities of the Company that are balance sheet items, each as calculated in accordance with the agreed upon procedures set forth in Schedule 1.6(a).
     In addition to the terms set forth above, the following terms shall have the meanings assigned to them in the provisions of this Agreement shown in the table below:

Defined Term	Location in Agreement
Accounting Referee	Section 1.6(c)
Agreement	Introductory paragraph
Closing	Section 1.3
Closing Balance Sheet	Section 1.6(a)
Closing Date	Section 1.3
Company	Introductory paragraph
Company Benefit Plan	Section 3.15(a)
Company Shares	Recitals
Confidentiality Agreement	Section 5.2
Consulting Agreement	Section 6.6
Contest Notice	Section 9.3(b)
Environmental Permits	Section 3.18(b)
Escrow Agreement	Section 1.2(c)
Escrow Amount	Section 1.2(c)
Excluded Assets	Section 6.7
Final Working Capital	Section 1.6(e)
Financial Statements	Section 3.6
GAAP	Section 3.6
Indemnitee	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Leased Real Property	Section 3.20(a)
Letter of Credit	Section 6.4

Defined Term	Location in Agreement
Material Contract	Section 3.9(a)
Non_Competition Agreement	Section 1.5(a)(vii)
Note	Section 1.2
Note Repayment Amount	Section 6.4
Notice of Claim	Section 9.3(a)
Notice of Liability	Section 9.3(b)
Owned Real Property	Section 3.20(a)
Phase I Environmental Assessment	Section 6.3
Phase II Environmental Assessment	Section 6.3
Permits	Section 3.11
Purchase Price	Section 1.2
Purchaser	Introductory paragraph
Purchaser Indemnitees	Section 9.1
Seller	Introductory paragraph
Seller Indemnitees	Section 9.2
Sellers Representative	Section 10.1
Star	Section 6.5
Star Agreements	Section 6.5
Survey	Section 6.2(b)
Title Company	Section 6.2(a)
Title Policy	Section 6.2(a)
Wells Fargo Payment Amount	Section 1.2(b)

EXHIBIT B
ESCROW AGREEMENT
This Escrow Agreement, dated this ___ day of May, 2007 (the “Escrow Agreement”), is entered into by and among (i) Prism Gas Systems I, L.P., a Texas limited partnership (“Purchaser”), (ii) Lantern Resources, L.P., a Texas limited partnership, and David P. Deison (each a “Seller” and collectively, the “Sellers”) (Purchaser and Sellers collectively, the “Parties,” and individually, a “Party”), and (iii) Wells Fargo Bank, National Association, as escrow agent (“Escrow Agent”).
RECITALS
A. This is the Escrow Agreement referred to in the Stock Purchase Agreement, dated April 27, 2007 (the “Stock Purchase Agreement”), among Purchaser, Sellers and Woodlawn Pipeline Company, Inc, a Texas corporation. Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Stock Purchase Agreement. The Escrow Agent (i) has not received a copy of, (ii) has not reviewed, (iii) is not a party to and (iv) will not be held responsible under the terms of the Stock Purchase Agreement.
B. Purchaser agrees to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement. The funds relate to the remediation, to the reasonable satisfaction of the Purchaser, of all permit and/or registration deficiencies in the plant and field compressor units listed on Schedule 3.11 to the Stock Purchase Agreement.
In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:
ARTICLE 1
ESCROW DEPOSIT
Section 1.1. Receipt of Escrow Property. Upon execution hereof, Purchaser shall deliver to the Escrow Agent the amount of $250,000 (the “Escrow Property”) in immediately available funds.
Section 1.2. Investments.
     (a) The Escrow Agent is hereby directed to deposit, transfer, hold and invest the Escrow Fund, including principal and interest, in the Wells Fargo Money Market Deposit Account (“MMDA”). Each of the parties hereby acknowledges that: (i) amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (“FDIC”), in the basic FDIC insurance amount of $100,000 per depositor, per insured bank, such deposit to include principal and accrued interest up to a total of $100,000); (ii) Wells Fargo Bank, National Association has short term debt ratings of “P-1” from Moody’s Investors Service and “A-1+” from Standard & Poor’s Ratings Services, (iii) deposits in the MMDA are not secured, (iv) the Parties have full power to direct investments in the account, and (v) the Parties may change this direction at any time and that it shall continue in effect until revoked or modified by the Parties’ written notice to the Escrow Agent. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 or Section 1.5 of this Escrow Agreement.
     (b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.
Section 1.3. Disbursements. From time to time after the Closing Date, Sellers and Purchaser acting jointly may give notice (a “Claim Notice”) to Escrow Agent specifying that the party named as payee in the Claim Notice is entitled to payment of a designated portion of the Escrow Fund pursuant to Section 1.2(c) of the Stock Purchase Agreement (a “Claim”), which Claim shall specify the basis for requesting payment of such portion of the Escrow Fund and the amount requested for payment. Within five Business Days, Escrow Agent shall pay to the party named as payee in the Claim Notice the portion of the Escrow Fund set forth in the Claim Notice. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Stock Purchase Agreement.
Section 1.4. Income Tax Allocation and Reporting.
     (a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Sellers, whether or not such income was disbursed during a such calendar year.
     (b) Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.
     (c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow

Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.
1. Section 1.5. Termination. Purchaser and Sellers acting jointly shall provide Escrow Agent with notice on or before April ___, 2009, of the termination of the Escrow Fund and specifying that pursuant to Section 1.2(c) of the Stock Purchase Agreement either Purchaser or Sellers is entitled to the payment of the funds remaining in the Escrow Fund (the “Termination Notice”), Escrow Agent shall pay and distribute the then amount of the Escrow Fund to the party designated in the Termination Notice. Notwithstanding anything to the contrary contained herein, this Escrow Agreement shall terminate at the time that all funds in the Escrow Fund have been paid and distributed and the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination. If no Termination Notice has been received by the Escrow Agent by April ___, 2009, the Escrow Agent shall interplead the remaining funds in an action commenced in a court of competent jurisdiction in Collin County, Texas, in which action the Escrow Agent shall name the Purchaser and the Sellers. The expense of initiating such interpleader action shall be withheld by the Escrow Agent from the Escrow Property before the Escrow Property is delivered to the court.
ARTICLE 2
DUTIES OF THE ESCROW AGENT
Section 2.1. Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.
Section 2.2. Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The

Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.
Section 2.3. Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 to this Escrow Agreement.
Section 2.4. Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.
Section 2.5. No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.
ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT
Section 3.1. Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.
Section 3.2. Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3. Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.
Section 3.4. Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid 50% by Sellers and 50% by Purchaser. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.
Section 3.5. Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.
Section 3.6. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
Section 3.7. Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
ARTICLE 4
MISCELLANEOUS
Section 4.1. Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).
Section 4.2. Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.
Section 4.3. Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any notice given shall be deemed given upon the actual date of such delivery. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.
If to David P. Deison:
David P. Deison
P.O. Box 1177
109 Church Street
Weatherford, Texas 76086
with a copy to:
David N. Reed
Meadows, Collier, Reed, Cousins & Blau, LLP
901 Main Street, Suite 3700
Dallas, Texas 75202
Facsimile: 214.747.3732
If to Lantern Resources, L.P.:
Lantern Resources, L.P.
1800 Preston Park Blvd.
Suite 112
Plano, Texas 75093
with a copy to:
David N. Reed
Meadows, Collier, Reed, Cousins & Blau, LLP
901 Main Street, Suite 3700
Dallas, Texas 75202
Facsimile: 214.747.3732
If to Purchaser:
Prism Gas Systems I, L.P.
2350 Airport Freeway, Suite 505
Bedford, Texas 76022

Attention: Robert Dunn
Facsimile: 817.864.3101
with a copy to:
Martin Midstream Partners L.P.
P.O. Box 41368
Beaumont, Texas 77725
Attention: Chris Booth
Facsimile: 409.835.3425
If to the Escrow Agent:
Wells Fargo Bank, National Association
Corporate Trust and Escrow Services
Sixth and Marquette MAC N9303-110
Minneapolis, MN 55479
Attention: Thomas H. Caruth
Telephone: (612) 667-2124
Facsimile: (612) 667-2160
Section 4.4. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
Section 4.5. Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.
Section 4.6. Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.
Section 4.7. Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.
Section 4.8. Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.
[The remainder of this page left intentionally blank.]

     IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

PRISM GAS SYSTEMS I, L.P.

By:

Name:

Title:

LANTERN RESOURCES, L.P.
By:	Lantern Holding Company, L.L.C.,
sole general partner

By:

Richard C. Coe, President

DAVID P. DEISON

David P. Deison

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:

Name: Thomas H. Caruth
Title: Vice President

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EXHIBIT A-1
CERTIFICATE AS TO AUTHORIZED SIGNATURES
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Purchaser and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit A-1 is attached, on behalf of Purchaser.

Name / Title	Specimen Signature

Richard C. Coe	Signature
Name

President, Lantern Holding Company,
L.L.C., the sole general partner of
Lantern Resources, L.P.

Title

David P. Deison

Name	Signature

On behalf of himself

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT A-2
CERTIFICATE AS TO AUTHORIZED SIGNATURES
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Sellers and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit A-2 is attached, on behalf of Purchaser.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT B
FEES OF ESCROW AGENT

Acceptance Fee

The Acceptance Fee includes review of all related documents and accepting the appointment of Escrow Agent on behalf of Wells Fargo Bank, National Association. The fee also includes setting up the required account and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. The Acceptance Fee is due upon receipt of the assets for deposit.

Escrow Agent Annual Administration Fee

The Administration Fee includes providing routine and standard fiduciary services of an Escrow Agent. The fee includes administering the escrow account, performing investment transactions, processing cash transactions (including wires and check processing), processing Claim Certificates pursuant to the Agreement; disbursing funds in accordance with the Agreement and providing trust account statements to applicable parties.
The first year’s fees are due at the time of the funding of the escrow.

EXHIBIT C
NONCOMPETITION AGREEMENT
     This Noncompetition Agreement (“Agreement”) effective as of                     , 2007 (the “Effective Date”), is by and between Prism Gas Systems I, L.P., a Texas limited partnership (the “Buyer”) and                      (“Shareholder”).
     WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement, dated                     , 2007 between the Buyer and all of the shareholders of Woodlawn Pipeline Company, Inc. (the “Company”), the Buyer is acquiring all of the issued and outstanding shares of stock of the Company (the “Acquisition”);
     WHEREAS, Shareholder                      has been, immediately prior to the Effective Date, an [owner of shares of stock in the Company] [an owner of one of the shareholders of the Company];
     WHEREAS, Shareholder will receive substantial economic benefit upon the closing of the Acquisition;
     WHEREAS, the Buyer’s willingness to enter into the Stock Purchase Agreement and to consummate the Acquisition is explicitly conditioned upon Shareholder entering into this Agreement in order to protect the goodwill and going concern value of the Company; and
     WHEREAS, the Buyer desires to be assured that the confidential information of the Company acquired by the Buyer during his ownership of stock in the Company will be preserved for the exclusive benefit of the Buyer following the closing of the Acquisition.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     Section 1. Acknowledgments and Agreements by Shareholder. Shareholder hereby acknowledges and agrees that:
     Section 1.01. The Buyer would not consummate the transactions contemplated in the Stock Purchase Agreement if Shareholder did not execute and deliver this Agreement to the Buyer at Closing (as defined in the Stock Purchase Agreement).
     Section 1.02. Shareholder has had access to information that is confidential to the Company and that relates to the Company and that constitutes a valuable, special and unique asset of the Company, and that will, after the Closing, constitute a valuable, special and unique asset of the Company, and with respect to which the Buyer and the Company is entitled to the protections afforded by this Agreement and to the remedies for enforcement of this Agreement provided by law or in equity (including, without limitation, those remedies the availability of which may be within the discretion of the court in which any action for enforcement of this Agreement is brought).

     Section 1.03. In consideration of the purchase by the Buyer of all of the issued and outstanding shares of stock in the Company, Shareholder, through his association with and ownership of the Company, will receive substantial economic benefit.
     Section 2. Confidentiality/Non-Disclosure. In consideration of the purchase by Buyer of all of the issued and outstanding shares of stock in the Company, Shareholder agrees that he will not at any time after the Effective Date reveal or use in any unauthorized manner or for any unauthorized purpose (or facilitate any of the foregoing) any information obtained by Shareholder from the Company, including any business methods that are confidential or proprietary, lists of customers, business secrets, business relationships, product and sales information that is confidential or proprietary, financial information, future plans, operating procedures that are confidential or proprietary, trade secrets or other confidential or proprietary information of the Company, for the benefit of the Shareholder or any other individual, firm, partnership, corporation or entity, except for any such information that is (i) generally publicly known through no fault of Shareholder or (ii) required to be disclosed by Shareholder pursuant to any applicable law or regulation.
     No later than 30 days following the Closing, Shareholder (or his heirs or representatives) shall deliver to the Buyer (i) all documents and materials containing trade secrets or other confidential information relating to the business and affairs of the Company, and (ii) all documents, materials and other property belonging to the Company, which are in the possession or under the control of Shareholder (or his heirs or representatives).
     Section 3. Non-Competition. From and after the Effective Date and for a period of two years thereafter, Shareholder will not directly or indirectly own, manage, operate, construct, finance, join, control or participate in the ownership, management, operation or control of, or be employed or engaged as an agent or consultant by, any person, company or business, which is the same as, substantially the same as, or substantially similar to that of the Company. Further, Shareholder will not solicit directly or indirectly any current customers of the Company for any business related to that of the Company in competition with the Company. For the purposes of this Agreement, a person, company or business entity shall be deemed to be in competition with the Company only if the products or services of such person, company or business entity are substantially similar in function or capability to the products or services being offered, developed, manufactured or sold by Company. The mere passive ownership, direct or indirect, of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this paragraph. Notwithstanding anything herein to the contrary, the restrictions in this Section 3 shall apply only to the geographic area within five miles of any part of the Company’s gas gathering system located in and around Woodlawn, Texas.
     Section 4. Non-Solicitation/Hire. From and after the Effective Date and for a period of two years thereafter, Shareholder will not, directly or indirectly solicit, endeavor to employ or employ either Dallas Rogers or Mike Sullivan, on his own behalf or on behalf of any person or entity for which he is acting.
     Section 5. Remedies. Shareholder agrees that the remedies at law for any breach or threatened breach by it of the provisions of Sections 2 through 4 hereof will be inadequate, and that the Buyer, the Company or any of their respective parents, subsidiaries or affiliates shall be entitled to a temporary restraining order, preliminary injunction and/or injunction, to prevent breaches of said paragraphs and to enforce specifically the terms and conditions thereof, in addition to any other remedy to which the Buyer, the Company or their respective parents, subsidiaries or affiliates may be entitled at law or equity. Shareholder recognizes and agrees that the provisions of Sections 2 through 4 are entered into in connection with and as partial consideration for the Acquisition by the Buyer.
     Section 6. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. Shareholder acknowledges and agrees that the scope of this Agreement is reasonable and no greater than required for the protection of the legitimate business interests of the Buyer in the Company, it imposes no undue hardship on Shareholder, and in the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
     Section 7. Miscellaneous.
     Section 7.01. Modification. This Agreement, the Stock Purchase Agreement and any applicable written agreements or plans regarding the compensation or benefits set forth herein constitute the entire agreement between the parties hereto with regard to Shareholder’s obligations hereunder, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
     Section 7.02. Assignment and Transfer. This Agreement shall not be terminated by the merger or consolidation of the Buyer, the Company or any of their respective parents, subsidiaries or affiliates with any corporate or other entity or by the transfer of all or substantially all of the assets of the Buyer or the Company or any of their respective parents, subsidiaries or affiliates to any other person, corporation, firm or entity. The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Buyer, the Company or any of their respective parents, subsidiaries or affiliates.
     Section 7.03. Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.
     Section 7.04. Governing Law This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of law rules. Venue shall be in Harrison County, Texas.
     Section 7.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when (a) delivered personally, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) or by registered or certified mail, return receipt requested, in each case to the other party at the following addresses and telecopier numbers (or to such other address or telecopier number for a party as shall be specified by like notice; provided that notices of a change of address or telecopier number shall be effective only upon receipt thereof):

To Shareholder:

Telephone: (___) ___ — ___

To the Buyer:	Prism Gas Systems I, L.P.
2350 Airport Freeway
Bedford, Texas 76022
Attention: Robert Dunn
Telephone: (817) 864-3112
Telecopy: (817) 864-3101
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PRISM GAS SYSTEMS I, L.P.
By: Prism Gas Systems GP LLC, its general partner

By:

Name:

Title:

SHAREHOLDER:

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